                                                                                               EXHIBIT 12

                                                    WEST TEXAS UTILITIES COMPANY
                                         Computation of Ratios of Earnings to Fixed Charges
                                                  (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     3/31/02
                                                  ----      ----      ----      ----     ----     -------
  Operating Income                              $44,584   $59,276   $53,799   $52,341  $ 33,390   $ 39,143
  Adjustments
    Income Taxes                                 11,294    28,088     4,186     6,552    18,733     20,827
    Provision for Deferred Income Taxes            (945)   (6,626)   12,026     8,164   (11,891)   (12,203)
  Deferred Investment Tax Credits                (1,321)   (1,321)   (1,275)   (1,271)   (1,271)    (1,271)
  Charges for Investments and Plant
   Development Costs, net of Tax                   -         -         -         -         -          -
  Other Income and Deductions                     1,237     2,034     2,126    (1,787)    2,199     (1,103)
  Allowance for Borrowed and Equity Funds
   Used During Construction                         920     1,347     1,025     1,416     1,126        805
                                                -------   -------   -------   -------  --------   --------
  Earnings                                      $55,769   $82,798   $71,887   $65,415  $ 42,286   $ 46,198
                                                =======   =======   =======   =======  ========   ========

Fixed Charges:
  Interest on Long-term Debt                    $20,352   $20,352   $20,352   $18,017   $16,842    $16,842
  Interest on Short-term Debt                     4,911     4,580     4,731     6,503     7,563      6,591
                                                -------   -------   -------   -------   -------    -------
     Fixed Charges                              $25,263   $24,932   $25,083   $24,520   $24,405    $23,433
                                                =======   =======   =======   =======   =======    =======

Ratio of Earnings to Fixed Charges                 2.20      3.32      2.86      2.66      1.73       1.97
                                                   ====      ====      ====      ====      ====       ====
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